EXHIBIT 5.1

July 14, 2005

LSI Logic Corporation
1621 Barber Lane
Milpitas, CA 95035

     Re:       Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 14, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of your Common Stock (the “Shares”) reserved for issuance under a stand-alone stock option agreement issued by you to Abhijit Y. Talwalkar (the “Agreement”). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Agreement.

     It is our opinion that, when issued in the manner referred in and pursuant to the Agreement, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments or supplements thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goddrich & Rosati